Exhibit 99

Ford Motor Credit Company

NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY EXTENDS EXPIRATION
AND INCREASES SIZE OF EXCHANGE OFFERS

DEARBORN, Mich., May 15, 2006 — Ford Motor Credit Company (the "Company") today announced an extension of the expiration date and an increase in the size of its offers to exchange a portion of its outstanding old notes listed in the table below for a new series of fixed rate notes (the “New Fixed Rate Notes”) and a new series of floating rate notes (the “New Floating Rate Notes”) and cash. The offers were announced on May 2, 2006.

The Company is increasing the maximum principal amount of the New Fixed Rate Notes it is seeking to issue in exchange for old notes, from $1,000,000,000 to $1,500,000,000. Accordingly, the maximum cash consideration to be paid in the Exchange Offers will be increased to $1,300,000,000. The maximum principal amount of $1,000,000,000 of the New Floating Rate Notes the Company is seeking to issue in exchange for old notes is not being increased.

The expiration date for the Exchange Offers has been extended from midnight, New York City time, on May 30, 2006, to 7:00 a.m., New York City time on May 31, 2006. As a result, the intended settlement date of the Exchange Offers will be June 5, 2006 or as soon as practicable thereafter. The pricing time for the Exchange Offers will remain 11:00 a.m., New York City time, on May 25, 2006, unless the Company further extends the expiration date, in which case the pricing time will be 11:00 a.m., New York City time, on the second business day prior to the expiration date as so extended. The approximate principal amounts of each series of old notes that have been tendered for exchange and not withdrawn, as of 5:00 p.m., New York City time, on May 12, 2006, based on information provided by the exchange agent to the Company, are presented in the below table.

CUSIP	Common Code	Coupon of Old Notes	Maturity Date of Old Notes	Aggregate Principal Amount Outstanding (in millions)	Acceptance Priority Level	ApproximateAggregate Principal Amount Tendered as of 5/12/2006 (in millions)
-	013790493	Floating Rate	10/29/2006	$ 225	1	$ 225
345397UB7	020574496	Floating Rate	11/16/2006	800	2	391
345397TX1	013802386	6.500%	1/25/2007	4,000	3	1,686
3454024U2	011828574	7.750%	2/15/2007	500	4	39
-	010854750	Floating Rate	3/13/2007	300	5	74
345397UF8	-	Floating Rate	3/21/2007	750	6	130
345397RR6	007716168	7.200%	6/15/2007	1,000	7	71
3454025S6	020212403	Floating Rate	9/28/2007	1,400	8	402
345397UH4	23448009	Floating Rate	11/2/2007	500	9	270
345397UE1	020990643	4.950%	1/15/2008	1,000	10	197
345397UG6	-	6.625%	6/16/2008	1,500	11	383
345397GX5	-	6.750%	8/15/2008	300	12	43
345397UA9	017704877	5.625%	10/1/2008	1,000	13	144
345397GZ0	016222062	6.375%	11/5/2008	300	14	41
345397SG9	009373349	5.800%	1/12/2009	2,800	15	372

Holders of the old notes that have previously delivered tenders are not required to redeliver such tenders or take any other action in response to this announcement. As stated in the Company’s offering memorandum dated May 2, 2006, holders of the old notes who have already validly tendered may no longer withdraw.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal, as amended hereby, and only to such persons and in such jurisdictions as is permitted under applicable law.
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